Exhibit 99.1

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
$192.5 MILLION ACQUISITION

FRISCO, TEXAS, March 28, 2005 — Comstock Resources, Inc. (“Comstock” or the “Company”)(NYSE:CRK) announced today that it has agreed to purchase certain oil and gas properties and related assets from EnSight Energy Partners, L. P. and its affiliates (“EnSight”) for $192.5 million, subject to adjustment. The transaction will be effective April 1, 2005 and is expected to close in May 2005. With the acquisition, Comstock will acquire producing properties in East Texas, Louisiana and Mississippi. Comstock estimates that the properties being acquired have proved reserves of approximately 120.2 billion cubic feet of gas equivalent. These reserves are 57% natural gas and 43% oil. Approximately 37% of the proved reserves are in the proved developed category. The undeveloped reserves primarily relate to 96 proved undeveloped locations to be drilled. Future development costs related to the properties are estimated to be 67¢ per thousand cubic feet of natural gas equivalent. In addition to the proved reserves, Comstock estimates that the properties being acquired have probable reserves of 85.6 Bcfe which relate to an additional 133 drilling locations not included in the proved reserves.

The properties being acquired include 240 active wells which are currently producing approximately 20 million cubic feet of natural gas equivalent per day. Comstock will operate 91 of these wells. The operated wells include 79 wells currently operated by EnSight in 16 separate fields in Louisiana, Texas and Mississippi and 12 wells in two fields in Louisiana currently operated by Comstock. The non-operated properties include 149 wells in 27 fields in Louisiana, Texas and Mississippi. The operated properties represent 92% of the proved reserves being acquired.

“The purchase from EnSight meets all of our criteria for an acquisition,” stated M. Jay Allison, President and Chief Executive Officer of Comstock. “The transaction is in our core operating area, is primarily operated and has substantial upside from the 96 proved undeveloped drilling locations and the 328 probable and possible drilling locations in East Texas and North Louisiana.”

The Company will hold an open conference call at 11:00 am EST to discuss the acquisition. Please call 1-877-363-0523, confirmation number 11274729 to be connected to this call or a web cast will be available on the Company’s website at http\www.comstockresources.com. You may also call 1-888-769-9756, code 11274729 for a digital replay available until April 4, 2005.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company’s stock is traded on the New York Stock Exchange under the symbol CRK.